Morgan Stanley Variable Investment Series - Global
Infrastructure Portfolio
Item 77O- Transactions effected pursuant to Rule 10f-3

Securities Purchased: Plains GP Holdings LP
Purchase/Trade Date:	 10/16/2013
Offering Price of Shares: $22.000
Total Amount of Offering: 128,000,000 shares
Amount Purchased by Fund: 16,270 shares
Percentage of Offering Purchased by Fund: 0.013
Percentage of Fund's Total Assets: 0.50
Brokers:  Barclays, Goldman, Sachs & Co., JP Morgan,
BofA Merrill Lynch, Citigroup, UBS Investment Bank,
Wells Fargo Securities, Deutsche Bank Securities, Morgan
Stanley, Raymond James, RBC Capital Markets, Baird,
Oppenheimer & Co., Stifel, BBVA, BNP Paribas, DNB
Markets, ING, Mitsubishi UFJ Securities, Mizuho
Securities, Piper Jaffray, PNC Capital Markets LLC,
Scotiabank/Howard Weil, SMBC Nikko, Societe Generale,
SunTrust Robinson Humphrey, BB&T Capital Markets,
CIBC, Ladenburg Thalmann & Co. Inc., Regions Securities
LLC, Simmons & Company International, Stephens Inc.,
Tudor, Pickering, Holt & Co., U.S. Capital Advisors
Purchased from:  Barclays
Firm Commitment Underwriting: YES
Issuer has over three years of continuous operations*: YES
Percent of offering purchased by Fund and all other accounts advised by the adviser is less than 25%: YES
The underwriting commission, spread and profit is reasonable and fair compared to the underwritings of similar securities: YES
* Muni issuers must also have an investment grade rating from at least one NRSRO; or if less than three years of continuous operations, must have one of the three highest rating categories from at least one NRSRO.